EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-124783, 333-176203, and 333-258332) on Form S-8 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Morningstar, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 29, 2024